Exhibit 10.57

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement) is made and entered into by and between Douglas S. Harrington, M.D. (“Executive”), and Specialty Laboratories, Inc., a California corporation (the “Company”) (hereinafter, Executive and the Company shall be referred to individually as a “Party” and collectively as the “Parties”), with reference to the following facts:

A.            Executive has been employed by the Company as its Chief Executive Officer and Laboratory Director.  The terms of Executive’s employment were governed by a written Employment Agreement dated May 15, 2002 (the “Employment Agreement”).

B.            Executive has decided to end his employment relationship with the Company, and has tendered his voluntary resignation effective March 29, 2005, which was accepted by the Company’s board of directors (the “Board”).

C.            The Employment Agreement does not provide for severance payments to Executive in the event of a voluntary resignation but does provide for the continuation of Executive’s salary for two years in the event that the Company terminates Executive’s employment other than for Cause (as defined in the Employment Agreement) or should Executive resign for Good Reason (as defined in the Employment Agreement).  The Company has agreed to pay Executive a severance payment and other consideration in exchange for certain covenants and obligations, as described in this Agreement, and in exchange for Executive’s general release of any and all claims and disputes, whether known or unknown, which exist or could exist on Executive’s behalf against the Company or its affiliates arising out of Executive’s employment with the Company as its Chief Executive Officer and Laboratory Director and the termination of that employment relationship.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

1.             Transition Period.  Executive agrees to continue in his position as the Company’s Chief Executive Officer and Laboratory Director through the close of business on March 29, 2005.  Executive agrees that, prior to March 29, 2005, he shall use his best efforts to ensure a smooth executive transition, including but not limited to: the signing and filing of the Company’s Annual Report on Form 10-K, and any necessary documents or filings relating to Sarbanes-Oxley Section 404; preparing for and completing the New York State laboratory inspection scheduled for March 8-10, 2005; providing necessary backup, certifications and qualifications as Laboratory Director as required for all regulatory and accrediting authorities through March 29, 2005 (and a thirty (30) day extension as needed and as required by the Company, as more fully described in Section 3 below); and assisting with transition planning, employee retention planning, and other transition activities.

2.             Voluntary Resignation of Corporate Positions.  Executive has voluntarily resigned, with such resignation effective as of March 29, 2005, from any and all positions held as an officer and employee of the Company.  Executive acknowledges and understands that from March 29, 2005, he will not be an employee of the Company.  Executive will be paid for all accrued vacation and salary through March 29, 2005.

3.             Additional Thirty (30) Day Transition Period.  From March 30, 2005, and extending through the close of business on April 28, 2005, Executive shall make himself available, as needed and as requested by the Company, to ensure a continued smooth executive transition.  The services to be provided by Executive during this extended transition period shall include, without limitation, preparing for and completing any state laboratory inspection; providing necessary backup, certifications and qualifications as necessary for all regulatory and accrediting authorities, including any necessary New York State Certificates of Qualification; and assisting with transition planning, employee retention planning, and other transition activities.  To the extent feasible, the Company shall provide Executive with reasonable advance notice of its requirements for services under this Section 3.  In the event the Company requests Executive’s services during this thirty (30) day transition period, the Company shall pay Executive $5,000 for each day that Executive provides such services.  Under no circumstances will Executive serve as a CLIA or DHS director after March 29, 2005.

4.             Additional Services Beyond April 28, 2005.  Beyond April 28, 2005, Executive shall assist with, and actively participate in, any inspection by California laboratory inspectors and/or inspectors from the Centers for Medicare and Medicaid Services (“CMS”), and to extent necessary, Executive will serve as a backup medical director/laboratory director or such other necessary capacity as requested by the Company, but only to the extent necessary to provide coverage for certifications and qualifications (including any necessary New York State Certificates of Qualification) for which adequate coverage has not yet been obtained by the Company.  To the extent feasible, the Company shall provide Executive with reasonable advance notice of its requirements for services under this Section 4.  In the event the Company requests Executive’s services following April 28, 2005, the Company shall pay Executive $5,000 for each day that Executive provides such services.

5.                                       Severance Payments.

(a)           On March 29, 2005, Company shall provide Executive with his final payroll check, including all accrued vacation and salary through March 29, 2005, and a one-time severance payment of $275,000 (less required withholdings and deductions authorized by Executive or required by law).

(b)           The Company also agrees to pay Executive $420,000 per year through March 29, 2007 (the “Severance Period”), to be paid in accordance with the Company’s normal standard bi-weekly payroll schedule.  The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required or authorized by Executive to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.  Even though Executive is no longer a Company employee, the Parties acknowledge and agree that the payments required by this subsection(a) are wages subject to Federal and state income tax withholding and FICA taxation.

(c)           The Company shall reimburse Executive for actual out-of-pocket expenses for COBRA payments for him and his dependents for a period of up to eighteen (18) months following the termination of Executive’s employment with the Company.  The Company shall not provide nor reimburse Executive for any supplemental insurance products, including life insurance, or any other employment benefit.

(d)           Executive agrees that these payments are fully satisfactory to him and constitute valid consideration in exchange for the releases and commitments set forth in this Agreement.

6.               No Filing Of Claims.

6.1 Executive represents and warrants that he does not presently have on file, and further represents that he will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against the Company and its affiliates, and their respective parents, subsidiaries, and related entities or corporations, and their past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by the Company or its affiliates occurring prior to the date of this Agreement.

6.2 The Company represents and warrants that it does not presently have on file, and further represents that it will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against Executive, in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by Executive occurring prior to the date of this Agreement.

7.             Release Of All Claims By Executive.  In consideration for the promises and compensation provided above, Executive hereby agrees to waive, release, acquit and forever discharge the Company, and its affiliates, and their respective parents, subsidiaries, and related entities, and their past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, from any and all claims, demands, actions, charges, complaints and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist on Executive’s behalf as of the date of this Agreement arising out of or relating to Executive’s employment by the Company or the termination of such employment or arising out of or relating to Executive’s service on the Board of Directors of the Company or the termination of such service, including but not limited to any and all tort claims, contract claims (express or implied), wage claims, bonus claims, wrongful termination claims, public policy claims, whistleblower claims, implied covenant of good faith and fair dealing claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act and the California Fair Employment and Housing Act, covering discrimination in employment including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, family care leave, pregnancy, sex, sexual orientation, and harassment or retaliation.

8.             Release Of All Claims By The Company.  In consideration for the promises and releases provided herein, the Company hereby agrees to waive, release, acquit and forever discharge Executive, and his heirs, successors, and assigns, from any and all claims, of whatever nature, whether known or unknown, which exist or may exist on the Company’s behalf as of the date of this Agreement arising out of or relating to Executive’s employment by the Company or the termination of such employment or arising out of or relating to Executive’s service on the Board of Directors of the Company or the termination of such service, including but not limited to any and all tort claims, contract claims (express or implied), public policy claims, implied covenant of good faith and fair dealing claims, statutory claims, invasion of privacy claims, and defamation claims; provided, however, that this Section is not intended to, and shall not, waive or release any claims the Company has or may have against Executive for fraud, theft, embezzlement or material misappropriation of funds, or other illegal conduct by Executive while employed by the Company, it being understood that the Company is not presently aware of any such claims against Executive, but intends only to expressly reserve the right to bring such claims (if any), notwithstanding the release language contained in this Section to the contrary.

9.             Waiver Of Unknown Claims.  It is further understood and agreed by Executive and the Company that, except as expressly set forth in Section 8 above, Executive and the Company hereby expressly waive and relinquish any and all claims, rights or benefits that they may have under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

In connection with such waiver and relinquishment, and notwithstanding the provisions of California Civil Code section 1542, each Party hereby expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all such claims which each Party does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.  Each Party further acknowledges, understands and agrees that this representation and commitment is essential to the other Party and that this Agreement would not have been entered into were it not for this representation and commitment.

10.           Exercise Of Stock Options.

Executive acknowledges that he has previously been granted certain options to purchase shares of the Company’s common stock, and that this Agreement provides no acceleration or extended exercise period of such options.  Executive acknowledges that as of March 29, 2005 any unvested options granted to Executive shall automatically expire, and that any vested and unexercised options granted to Executive shall expire pursuant to the terms and conditions of the Company’s 2000 Stock Incentive Plan and the terms of the grant of such options at the time the grants were made.

11.           Covenant Of Confidentiality.

11.1  Acknowledgment of Confidentiality of Proprietary Information.  Executive acknowledges that he has an obligation not to disclose or use confidential, proprietary, or trade secret information obtained during the course of his employment with the Company.  Executive hereby acknowledges that he has during the course of his employment with the Company acquired, created, developed, or added to certain confidential and/or proprietary information regarding the Company and its affiliates and/or their respective business (“Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright):  inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, customers, financial information of the Company or its affiliates of any nature whatsoever, or any other confidential or proprietary information relating to the Company or its affiliates.  The Parties hereto agree that the failure of any Proprietary Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Proprietary Information.  Executive shall hold in the strictest confidence (except as previously approved by the Company in writing), and shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for his own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or use to the detriment of the Company or its affiliates, or misuse in any way, any Proprietary Information.  Executive and the Company each hereby stipulate that, as between them, all Proprietary Information acquired or made, developed, or conceived of in whole or in part by Executive constitutes important, material, and confidential and/or proprietary information of the Company or its affiliates, constitutes unique and valuable information, and affects the successful conduct of the business of the Company or its affiliates and its goodwill, and that the Company and/or its affiliates, as applicable, shall be entitled to recover its damages in addition to any injunctive remedy for any breach of this Section.  The foregoing notwithstanding, if, after consulting with legal counsel, Executive determines that he is legally compelled to disclose Proprietary Information to any tribunal or governmental agency or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal or governmental agency of only that Proprietary Information which such counsel advises in writing is legally required to be disclosed shall not constitute a breach of this Section, provided that Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable.

11.2 Restricted Activity. Executive further acknowledges that the Proprietary Information has been and will be of central importance to the businesses of the Company and its affiliates, and that disclosure of it to, or its use by, others could cause substantial loss to the Company or its affiliates. Executive and the Company also recognize that an important part of Executive’s duties has been to develop goodwill for the Company and its affiliates through his personal contact with Clients (as defined below), employees, and others having business relationships with the Company and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow Executive upon the termination of his employment relationship with the Company. Accordingly, Executive agrees as follows:

(a)   Prohibited Activities.  Executive agrees that he will not at any time during which he is entitled to receive payments pursuant to Section 5 above, (i) whether for his own account or for the account of any other person, solicit, divert, or endeavor to entice any Client or supplier of the Company away from the Company or its affiliates, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company’s or its affiliates’ relationship with Clients or suppliers, or otherwise adversely affect the Company’s or its affiliates’ relationship with Clients or suppliers or other business relationships of the Company and/or its affiliates; and (ii) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate.  As used herein, “Clients” shall mean those persons or entities that, at any time during Executive’s course of employment with the Company were clients or customers of the Company or any affiliate, or any predecessor of any of the foregoing.

(b)   Limitations on Certain Activities During the Severance Period.  Executive acknowledges and agrees that he has obtained the Company’s Proprietary Information, including but not limited to the Company’s trade secrets.  Consequently, during any period for which Executive is receiving payments from the Company pursuant to Section 5 above, Executive shall not, without prior written consent of the Board, own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by, any of the following entities or their subsidiaries or affiliates:  Quest Diagnostics, Laboratory Corporation of America Holdings (“LabCorp”), Associated Regional University Pathologists Laboratories (“ARUP”), Mayo Medical Laboratories, Bio Reference Laboratories, Estoterix, Inc., or Genzyme Corporation; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any company.

(c)   Other Restrictions.  For a period of twelve (12) months beginning on March 29, 2005, Executive shall not directly pursue or respond to discussions about acquisition, joint venture or similar relationships or take any other actions that might adversely affect the Company’s ability to complete a transaction with the entities identified by the Company as candidates for potential business combinations, strategic transactions, acquisition or joint ventures and who had signed confidentiality agreements with the Company since September 29, 2004.  Executive may, however, pursue such discussions with any such entities at any time if Company first confirms in writing to Executive that it has ended discussions with such entity.

(d)   Permitted Activities.  Executive shall be free to engage in any activities related to his fields of expertise to the extent not in conflict with the terms of this Agreement.  Without limiting the generality of the foregoing, notwithstanding the restrictions contained herein, Executive may be employed or otherwise consult with any entity, including any entities listed hereinabove, including those contained in Section 11.2(b), provided that Executive is not directly involved in the sales, marketing or general management of such entities, and Executive is not in a position to solicit business or customers away from Company.  Executive may also be employed by or consult with customers of the Company so long as in such capacity Executive does not, or is not in a position to, solicit business or customers away from Company.  Executive shall be free to practice his expertise as a physician in areas that Company does not have material involvement as of the date of this Agreement, such as anatomic pathology, whether in a hospital, clinic, or the excluded entities listed above, and as an employee or consultant to the biotech and diagnostics industries.  Executive agrees that the covenants contained herein are a material inducement to the Company for the agreement to pay the severance payments set forth in Section 5 above.

(e)   Remedies.  Executive understands that the Company would (i) have no further obligation to pay the salary payments set forth in Section 5 above, and (ii) seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive, in addition to any other remedies or damages to which the Company may be entitled at law or in equity, in the event Executive were to breach any of the terms of this Section 11.  Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

12.           Non-Disparagement.  Company and Executive each agree not to publish or make any statement disparaging or critical of the other Party (and in the case of Company, its affiliates and/or their respective officers, directors, managers, supervisors, employees, investors, products, services, or technology), or otherwise malign the business or reputation of any of the foregoing entities or persons (“Adverse Information”); provided, however, that if, after consulting with legal counsel, either Party determines that it is legally compelled to disclose Adverse Information to any tribunal or governmental agency or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal or governmental agency of only that Adverse Information which such counsel advises is legally required to be disclosed shall not constitute a breach of this Section, provided that each Party shall give the other as much advance notice of such disclosure as is reasonably practicable; provided, further, that nothing contained in this Section is intended to prevent either Party from testifying truthfully in any legal proceeding.

13.           Non-Admission Of Liability.  Executive acknowledges that the Company denies any wrongdoing whatsoever in connection with Executive, his employment, and the cessation of that employment, and that the severance payment made pursuant to this Agreement is made solely for the purpose of amicably resolving any disputes the Parties may have arising from the employment relationship and for Executive’s agreements set forth herein.  Executive and the Company expressly understand and agree that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Executive or the Company.

14.           No Other Payments Due.  Executive understands and agrees that this Agreement is intended to and does bar all claims Executive has or may have for injuries, losses, damages, wages, salaries, bonuses, commissions, overtime pay, vacation pay, severance pay, car allowance, benefits, costs, expenses, attorneys’ fees, or any similar claims that Executive could possibly have against the Company or its affiliates, and that Executive is not entitled to receive and will not claim any right, benefit, or compensation other than what is set forth above in this Agreement.

15.           Return Of Company Property.  Except for the Company laptop computer currently used by Executive, Executive agrees to return to the Company all office keys, building access cards, Company credit cards, equipment, documents, and any other materials of the Company that Executive has in his possession, custody, or control on or before March 29, 2005.  Executive may retain the Company laptop currently used by him, and such computer shall become the property of Executive after Company’s representatives first remove any of Company’s confidential information.

16.           Ownership Of Claims.  Executive represents and warrants that he is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims and demands referred to herein.  Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Executive may have against the Company or any affiliate.

17.           Non-Confidentiality Of this Agreement.  The Parties understand and agree that the principal terms of this Agreement have been publicly disclosed and that a copy of this Agreement may be filed with the Securities and Exchange Commission.

18.           California Law Applies.  This Agreement, in all respects, shall be interpreted, enforced, and governed by and under the laws of the State of California without regard to conflicts of laws.

19.           Arbitration.  Any dispute or controversy between Executive, on the one hand, and Company, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of related to, or connected with Executive’s employment with Company or the termination of Executive’s employment with Company, shall be resolved through final and binding arbitration in Los Angeles County, California, pursuant to California Civil Procedure Code §§ 1282 — 1284.2.  In the event of such arbitration, unless otherwise required by law, each Party shall pay its own attorneys’ fees and costs and Company shall pay the arbitrator’s fees, and any and all other administrative costs of the arbitration.  Notwithstanding any provision in this Section 19, neither Party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of this Agreement or any other confidentiality obligations owed to the other Party.

20.           Successors And Assigns.  It is expressly understood and agreed by Executive that this Agreement and all of its terms shall be binding upon Executive and the Company’s respective representatives, heirs, executors, administrators, successors, and assigns.

21.           Attorneys’ Fees.  In the event that either Party asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorneys’ fees.

22.           Headings.  The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

23.           Integration.  This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties.  In this regard, Executive represents and warrants that he is not relying on any promises or representations that do not appear written herein.  Executive further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by the Parties hereto.

24.           Voluntary Agreement.  Executive understands and agrees that he may be waiving significant legal rights by signing this Agreement.  Executive represents that he has been advised by legal counsel of his choice regarding this Agreement, and represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.

25.           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void, or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void, or unenforceable, the Parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

26.           Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.  THE SIGNATORIES HAVE CONSULTED WITH LEGAL COUNSEL OF THEIR CHOICE REGARDING THIS AGREEMENT.  THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT.  THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement and General Release on the dates indicated below.

DATED: April 22, 2005	By:	/s/ Douglas S. Harrington
Douglas S. Harrington, M.D.

DATED: April 19, 2005	SPECIALTY LABORATORIES, INC.

	By:	/s/ Richard K. Whitney
	Its:	Chairman of the Board of Directors